Rule 10f-3 Transaction Exhibit
Nuveen New York Dividend Advantage Municipal Fund
FILE #811-09135
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
<s>7/15/08
Triborough Bridge and Tunnel Authority (MTA Bridges and Tunnels) General Revenue Bonds, Series 2008C
$631,180,000
$2,051,660.00
Citigroup Global Markets, Inc.
Banc of America Securities LLC
Siebert Brandford Shank & Co.
M.R. Beal & Company
DEPFA First Albany Securities LLC
J.P. Morgan Securities Inc.
Lehman Brothers
Loop Capital Markets
Merrill Lynch & Co.
Ramirez & Co., Inc.
Raymond James & Associates, Inc.
RBC Capital Markets
Roosevelt & Cross, Inc.
Wachovia Bank, National Association
<s>Merrill Lynch, Pierce, Fenner & Smith Incorporated